UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PASSUR AEROSPACE, INC.
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PASSUR® Aerospace, Inc. Announces Postponement of Annual Meeting of Shareholders

Stamford, CT, June 8, 2020 — PASSUR® Aerospace, Inc. (OTC: PSSR) (“PASSUR” or the “Company”), a global leader in digital operational excellence, announced today that, due to the continuing public health concerns relating to the coronavirus (COVID-19) pandemic, the Company’s 2020 Annual Meeting of Shareholders (the “Annual Meeting”), originally scheduled to be held on Wednesday, June 10, 2020, at 12:00 p.m., local time, at One Landmark Square, Stamford, Connecticut 06901, has been postponed.  PASSUR now plans to hold the Annual Meeting on Monday, September 21, 2020, at 12:00 p.m., local time, at the same location.

In connection with the postponement of the Annual Meeting, the record date for determining shareholders entitled to notice of, and to vote at, such Annual Meeting (or any adjournment or further postponement thereof) has been changed to the close of business on August 7, 2020. The Company will mail to its shareholders of record as of such record date a revised definitive proxy statement and proxy card to be used in connection with the Annual Meeting.

PASSUR’s first priority is to protect the health and safety of its employees and shareholders. The Company will continue to evaluate the situation and assess its options, including the possibility of a further postponement of the Annual Meeting or a change to a virtual-only or hybrid meeting format. Any further changes in the Annual Meeting will be announced in a timely manner through a press release and on PASSUR’s Investor Relations page at www.passur.com.  Please check the Company’s website in advance of the Annual Meeting date if you are planning to attend in person.

About PASSUR® Aerospace, Inc.

PASSUR Aerospace (OTC: PSSR) provides a complete set of integrated, collaborative services to allow airlines, airports, and air navigation service providers to better predict, prioritize, prevent, and recover from inevitable unexpected disruptions. These disruptions have long been seen as the cost of doing business in the industry.  Disruptions are even more pronounced today creating greater uncertainty to the industry since the onset of the COVID-19 pandemic.

We enhance our customers’ ability to forecast performance by reducing traditional buffers in airline schedules resulting in reduced costs, seamless operations, and a predictable travel experience for their customers.

More than ever, travelers want a touchless, frictionless door to door travel experience, and PASSUR’s predictions and ability to provide common information on the customers’ platforms, between stakeholders, will help to make faster, more accurate, more customer-centric decisions. Additionally, schedules will be executed more seamlessly when better projections of the day’s events are understood and integrated within customers’ operational systems.

PASSUR continues to provide its solutions to the largest airlines and airports in the US. Additionally, PASSUR provides its proven, established capabilities to the global airline, airport, and business aviation industry, with solutions now implemented in Canada, Europe, and Latin America.

Visit PASSUR Aerospace’s website at www.passur.com for updated products, solutions, and news.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s shareholders in connection the Annual Meeting.  The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a definitive revised proxy statement and accompanying proxy card in connection with the Annual Meeting.  The definitive revised proxy statement will contain important information about the Company, the Annual Meeting and related matters.  Shareholders may obtain a free copy of the definitive revised proxy statement and other documents that the Company files with the

SEC (when they become available) on the SEC’s website, at www.sec.gov.  INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE REVISED PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

PASSUR and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting.  Information regarding the Company’s current directors and executive officers, including their names and respective interests in the Company, is included in the Company’s definitive proxy statement on Schedule 14A, which was previously filed with the SEC.  This document, and any and all other documents filed by the Company with the SEC, may be obtained by investors and shareholders free of charge on the SEC’s website at www.sec.gov.